Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of February 16, 2011, is made by and among Deerfield Capital Corp., a Maryland corporation (“Parent”), Bulls I Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“First MergerSub”), Bulls II Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Second MergerSub” and, together with First MergerSub, “MergerSubs”), Commercial Industrial Finance Corp., a Delaware corporation (the “Company”), and CIFC Parent Holdings LLC, a Delaware limited liability company and the sole stockholder of the Company (the “Company Stockholder” and collectively with Parent, MergerSubs and the Company, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 21, 2010 (as amended from time to time, the “Merger Agreement”);

WHEREAS, the Parties entered into that certain letter agreement, dated as of January 5, 2011, pursuant to which the Parties agreed to extend the date by which applicable steps were to be taken to obtain the Company Consents and the Parent Consents to January 12, 2011;

WHEREAS, in accordance with Section 10.11 of the Merger Agreement, the Parties now intend to amend certain provisions of the Merger Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

SECTION 1. Defined Terms. Capitalized terms defined in the Merger Agreement are used in this Amendment with the same meaning, unless otherwise indicated.

SECTION 2. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

2.1 Article 5 of the Merger Agreement is hereby amended to add a new Section 5.19 thereto:

“Section 5.19. Management Equity Incentive Plan. Parent shall seek, and use its commercially reasonable efforts to obtain, the approval of Parent’s stockholders, at the next regularly scheduled annual meeting of stockholders of Parent, to adopt the Management Equity Incentive Plan.”

2.2 Section 6.2(k) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

The Parent Board (or the compensation committee thereof) shall have approved and adopted the Management Equity Incentive Plan; provided, that such approval shall be conditioned upon and subject to stockholder approval of the Management Equity Incentive Plan.

SECTION 3. Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

SECTION 4. Governing Law.  This Amendment will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.

SECTION 5. Consent to Jurisdiction.  Each Party to this Amendment, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Amendment or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Amendment or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each Party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified in Section 10.2 of the Merger Agreement, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

SECTION 6. Binding Effect; Persons Benefiting; Assignment.  This Amendment shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Nothing in this Amendment is intended or shall be construed to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Amendment or any part hereof.  The representations and warranties in this Amendment are the product of negotiations among the Parties and are for the sole benefit of the Parties.

SECTION 7. Counterparts.  This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

SECTION 8. Entire Agreement.  This Amendment, the Merger Agreement including the Schedules, Exhibits, Annexes, certificates and lists referred to therein, any documents executed by the Parties simultaneously therewith or pursuant thereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and thereof (except for the Confidentiality Agreements, each of which shall remain in full force and effect until the Closing) and supersedes all other prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.

SECTION 9.    Severability.  If any provision of this Amendment, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10. Amendments and Waivers.  This Amendment may not be amended, altered or modified except by written instrument executed by each of the Parties hereto.  The failure by any Party hereto to enforce at any time any of the provisions of this Amendment shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Amendment or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Amendment shall be held to be a waiver of any other or subsequent breach or non-compliance.  Any waiver made by any Party hereto in connection with this Amendment shall not be valid unless agreed to in writing by such Party.

SECTION 11. Mutual Drafting; Interpretation.  Each Party hereto has participated in the drafting of this Amendment, which each such Party acknowledges is the result of extensive negotiations between the Parties.  If an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

SECTION 12. Third Party Beneficiaries.  Nothing herein express or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Amendment, such third Persons specifically including employees or creditors of the Company.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

DEERFIELD CAPITAL CORP.

By: /s/ Jonathan Trutter
Name: Jonathan Trutter
Title: Chief Executive Officer

BULLS I ACQUISITION CORPORATION

By: /s/ Jonathan Trutter
Name: Jonathan Trutter
Title: Chief Executive Officer

BULLS II ACQUISITION LLC

By: /s/ Jonathan Trutter
Name: Jonathan Trutter
Title: Chief Executive Officer

COMMERCIAL INDUSTRIAL FINANCE CORP.

By: /s/ Peter Gleysteen
Name: Peter Gleysteen
Title: Chief Executive Officer

CIFC PARENT HOLDINGS LLC

By: /s/ Peter Gleysteen
Name: Peter Gleysteen
Title: Chief Executive Officer